SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported) May 22, 2007

VERAMARK TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-13898	16-1192368

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 Monroe Avenue, Pittsford, New York 14534

(Address of Principal Executive Offices including zip code)

(585) 381-6000

(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01  Entry Into Material Definitive Agreements
     On May 22, 2007, the Compensation Committee of the Board of Directors of the Registrant approved the grant of non-qualified stock options under the Corporation’s 1998 Long Term Incentive Plan to several key employees, including the following officers: David G. Mazzella, President and CEO; Ronald C. Lundy, Vice President of Finance and CFO; and Douglas F. Smith, Vice President, Operations.
     Ronald C. Lundy and Douglas F. Smith were awarded options to purchase 9,000 and 7,000 shares, respectively, of the Registrant’s Common Stock at the fair market value of such stock on the date of grant. Their options have a ten year term; are exercisable 100% beginning one year from the date of grant; and are otherwise subject to all other customary terms and conditions for employee stock options.
     David G. Mazzella was awarded options to purchase 400,000 shares of the Registrant’s Common Stock. The options granted to David G. Mazzella were granted pursuant to the Employment Agreement, dated March 28, 2005, by and between the Registrant and David G. Mazzella (the “Employment Agreement”). Pursuant to the Employment Agreement, in the event any options previously issued to Mr. Mazzella expire during the term of his employment without being exercised, the Registrant is obligated to issue to Mr. Mazzella an identical number of new options at the fair market value on the date of grant.
     Options granted to Mr. Mazzella on May 22, 1997 to purchase 400,000 shares of the Corporation’s Common Stock expired on May 21, 2007 without exercise. As a result, the Registrant granted options to Mr. Mazzella to purchase 400,000 shares of the Registrant’s Common Stock, which options are exercisable at the fair market value of such stock on the date of grant; are immediately exercisable; are for a term of ten years without regard to any intervening retirement or other termination of employment by Mr. Mazzella; and are otherwise subject to all other customary terms and conditions for employee stock options.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2007	Veramark Technologies, Inc. (Registrant)

	By	/s/ Ronald C. Lundy

Ronald C. Lundy
Vice President of Finance & CFO